CEO TARP CERTIFICATION

 Principal Executive Officer (PEO) Certification

Exhibit 99.1

I, Alton B. Lewis, the Principal Executive Officer of First Guaranty Bancshares, Inc. (the “Company”), certify, based on my knowledge, that:

(i)           The compensation committee of the Company has discussed, reviewed, evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer compensation plans and employee compensation plans and risks these plans pose to the Company;

(ii)           The Committee has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and during the same applicable period has identified any features in the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)           The Committee has reviewed at least every six months during the applicable period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited those features;

(iv)           The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)           The Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)           SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)           Employee compensation plans that unnecessarily expose the Company to risks; and

(C)           Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)            The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)           The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)           The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)           The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that as a TARP period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)           The Company shall not permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period; since the Company repaid the TARP funds to Treasury on September 22, 2011;

(xi)           The Company will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)           The Company will disclose whether the Company, the board of directors of the Company, or the Committee has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)           The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)           The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)           The Company has fully repaid the TARP funds to Treasury on September 22, 2011 in connection with the Company’s participation in SBLF; and

(xvi)           I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (See for example, 18 USC 1001).

IN WITNESS WHEREOF, the undersigned has executed this Certificate on March 28, 2012.

PRINCIPAL EXECUTIVE OFFICER

/s/ Alton B. Lewis

Alton B. Lewis

Chief Executive Officer, First Guaranty Bancshares, Inc.